Exhibit 99.1

Shuttle Pharmaceuticals Provides Second Quarter 2023 Corporate Update

ROCKVILLE, Md., August 15, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Recent Highlights

●	On track to commence Phase II clinical study in the fourth quarter of 2023 for Ropidoxuridine, Shuttle Pharma’s lead clinical sensitizer drug candidate.

●	Successfully completed the initial manufacturing campaign for the active pharmaceutical ingredient (API) of Ropidoxuridine for use in the Shuttle Pharma’s upcoming Phase II clinical trial.

●	Received approval for a Type B pre-IND meeting with the FDA for guidance on the proposed Phase II clinical trial with a goal of receiving written responses from the FDA by September 18, 2023.

●	Moved into new laboratory and office space to assist in furthering the development Shuttle Pharma’s lead drug candidates and accelerate broader diagnostic capabilities on predictive biomarkers.

●	Q2 2023 operating expenses (excluding non-cash items) totaled $1.5 million.

●	At June 30, 2023, Shuttle Pharma’s cash balance was $8.4 million (including cash, cash equivalents and marketable securities).

“We are making significant progress in the advancement of Ropidoxuridine, our lead clinical sensitizer drug candidate, for treatment in brain cancer patients undergoing radiation therapy. During the last few months, we successfully completed the initial manufacturing campaign for the API to be used in the upcoming Phase II clinical trial and received approval from the FDA for a Type B pre-IND meeting to receive guidance on the trial design,” commented Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We expect to receive comments from the FDA by mid-September which would put us in position to initiate the clinical trial in the fourth quarter of this year — a significant inflection point in the development of Ropidoxuridine.”

“The move into our new laboratory will accommodate not only our Ropidoxuridine research efforts, but also enhance our ability to establish a CLIA laboratory to advance our diagnostic intellectual property that has been developed with funding from NIH small business innovative (SBIR) research contracts over the past several years, particularly for our predictive biomarker capabilities for prostate cancer patients. We are eligible for NIH SBIR ‘bridge’ support to assist in funding the advancements of these efforts. Our recently published work in premier cancer journals provides insight into the immune response taking place in patients after radiation therapy for cancer and informs therapeutic strategies for sequencing radiation and immune therapy modalities for cancer treatment,” Dr. Dritschilo concluded.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 25, 2023 and August 14, 2023, respectively, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212
info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700
shph@lythampartners.com